MUTUAL RELEASE AND SETTLEMENT AGREEMENT

     This Mutual Release and Settlement Agreement ("Agreement") is entered into effective February 1, 2002, by and between Accurate Designs, Inc. ("ADI") and Harold Pearsall ("Pearsall") on one hand, and Rubicon Medical, Inc. ("Rubicon"), on the other. ADI, Pearsall and Rubicon are sometimes referred to collectively herein as the "Parties."

                                   RECITALS

     On April 17, 2000, Rubicon and ADI entered into an Asset Purchase Agreement, which was amended on March 16, 2001. In connection with the Amendment, Rubicon executed and delivered a Note to ADI ("Note").

     Rubicon and Pearsall entered into an Employment Agreement dated April 17, 2000. Subsequently, Rubicon terminated the Employment Agreement.

     Certain disputes have arisen between the parties concerning their respective rights and obligations under the Asset Purchase Agreement, as amended, the Note and the Employment Agreement.

     The parties now desire to resolve all of the pending disputes between them on the terms set forth below.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     Purchase of the Pearsall Shares. Pearsall hereby sells, assigns, and transfers to Rubicon all of his right, title and interest in and to all of his 50,000 outstanding shares of Rubicon common stock for the total sum of $100,000.00, payable in cash or cash equivalent upon the execution and delivery of this Agreement. In exchange for such payment, Pearsall will deliver to Rubicon stock certificate representing his 50,000 shares of Rubicon duly endorsed in blank or accompanied by executed stock powers.

     Return of ADI Assets. Rubicon will return the ADI assets originally transferred to it by ADI, to the extent still possessed by Rubicon. The Parties understand and agree such assets include tools, parts, equipment and other such items used or generated in building machines for tipping catheter tubes. Because of the nature of the ADI assets, Pearsall, in the company of a Rubicon representative and Rubicon, will cooperate in good faith to identify all such assets at a time mutually convenient to the Parties. The ADI assets shall include all lab equipment, tipping equipment and machines, tipping machine components, product samples, force testing tools, tipping tooling, components, chemicals, customer lists, contacts, purchase orders, files, quotations, electronic files, photos, manuals, advertising, technology and any and all other such items and intangibles related to the catheter tipping equipment business of ADI. The ADI assets shall also include the shipping containers and materials in their current state used for shipping of the machines. Pearsall shall remove from Rubicon all ADI assets by no later than March 15, 2002. Thereafter, Rubicon may, at its sole discretion, retain or dispose of the ADI assets not retrieved by Pearsall.

     The ADI assets do not include any equipment, tools or such items that were owned by Rubicon prior to April 17, 2000, specifically including but not limited to the Taylor-Winfield unit, serial number 970037 that is configured for the Radel tube flaring operation. The ADI assets also do not include tooling, components, equipment, samples or other such items that have been purchased by Rubicon's customers, as evidenced by purchase orders dated after April 17, 2000. Those assets are considered property of the respective Rubicon customers and shall remain at Rubicon unless or until those customers request of Rubicon, in writing, that specific assets be transferred to Pearsall. Receipt of such customer assets by Pearsall shall then be acknowledged in writing at the time of receipt. The ADI assets also do not include ancillary equipment purchased by Rubicon that may be used for manufacturing processes not tied to catheter tube tipping, specifically including, but not limited to, the Memmert oven, the Blue M hot water bath, hand tools, air fittings, and all Leica microscopes.

     Return of all Right, Title and Interest in and to ADI. Rubicon hereby releases to Pearsall all of Rubicon's right, title and interest of any kind or nature in and to the ADI Assets and any and all ADI stock, business of any kind, including goodwill, and the right to use the name Accurate Designs, Inc. Pearsall shall be responsible for all existing warranty items on tipping equipment previously sold by Rubicon.

     Pearsall's Computer: Rubicon will provide to Pearsall the Gateway computer, the monitor and printer used by Pearsall in his office at Rubicon.

     Transfer of the Machines: Rubicon has five tipping machines (the "Machines") in inventory which include frames. The Machines are in the same condition or state of completion as they were at the time of the termination of the Employment Agreement on January 4, 2002. At a time mutually agreed upon, Pearsall may remove the Machines from Rubicon, free of any encumbrances, liens, or claims of any kind or nature. The Machines shall be returned in "as is" "where as" and without any warranties whatsoever, including implied warranties of merchantability or fitness for purpose.

     Cobra Payments: As long as Pearsall shall be qualified for Cobra coverage, Rubicon will pay or cause to be paid Pearsall's Cobra premium for up to eighteen months. Rubicon will cooperate fully in arranging for Cobra coverage by providing the necessary documentation to allow Pearsall to elect Cobra benefits.

     Dismissal of the Arbitration: Rubicon will cause the Arbitration to be withdrawn. Rubicon shall alone be responsible for any costs, fees, dues, or other obligations caused or incurred by the filing of the Arbitration, and shall indemnify Pearsall and hold him harmless from and against any such costs or obligations to the AAA caused by the filing of the Arbitration. Pearsall hereby represents and agrees that he has not been informed of and is not aware of any such fees or obligations arising from, or caused by the filing of, the Arbitration.

     Non-Competition: Rubicon hereby agrees that it shall not compete with Pearsall or ADI in the business of tipping equipment sales for two years from the date of this Agreement. Further, should Rubicon in the future engage in the business of tipping equipment sales, it shall not use, rely on, build or cause to be built, copy, or mimic ADI's methods, technology, processes, or equipment, except where such methods, etc., are standard industry practice. Rubicon may use any tube tipping or forming methods, technology, processes, or equipment that are readily available from sources other than ADI, or may use or create such methods, etc. that are not unique to ADI for the development and production of Rubicon products during the two year non-compete period.

     Continued Inquiries: Rubicon understands and agrees that former, current or prospective customers may continue to inquire of Rubicon regarding the catheter tipping business being returned to Pearsall/ADI pursuant to this Agreement, and agrees to refer all such inquiries to Pearsall at 801-733-9700 or such other phone or address as provided by Pearsall.

     Installment Payments Made Under the Asset Purchase Agreement: Rubicon waives and releases any claim to the installment payments already made under the Asset Purchase Agreement and ADI and Pearsall waive and release any right to further payments, both cash and stock, under the Asset Purchase Agreement as amended.

     Cost Reimbursement for the Machines: Pearsall shall pay to Rubicon $15,000 per machine on four of the Machines, as a full reimbursement of costs, for a total of $60,000. Payment on the first four Machines sold shall be made to Rubicon within ten days after a Machine has been fully paid for by its purchaser, it being expressly understood and agreed that if Pearsall sells a Machine on terms and is paid in installments, payment to Rubicon shall be due within ten days of Pearsall's receipt of the final such installment on a given Machine. Notwithstanding the foregoing, the entire $60,000 shall be paid to Rubicon on or before December 31, 2002.

     Construction of Agreement and Attorney Fees: The Parties agree that this Agreement shall be construed according to Utah law. The prevailing party in any litigation brought to enforce this Agreement shall be entitled to its costs and reasonable attorney fees.

     Mutual Release. Except as set forth herein, the Parties above-named, for themselves and their predecessors, successors, assigns, heirs, officers, directors, agents, employees, executors, administrators, and legal representatives, hereby release and forever discharge each of the other parties and their respective predecessors, successors, assigns, heirs, officers, directors, agents, employees, executors, administrators, and legal representatives, of and from any and all claims, demands, damages, actions, causes of action, or suits in equity, of whatever kind or nature, whether heretofore or hereafter occurring, or whether known or not known to the parties for or because of any matter or thing done, admitted, or suffered to be done by any such parties, prior to and including the date hereof.

     Independent Representation. The parties hereto represent and warrant that they have been independently represented by counsel of their own choice and that each party has made a full investigation into the facts surrounding this matter, the settlement and release reflected in this Agreement and that each enters into this Agreement based upon their own investigation and the advice of their respective counsel. The parties hereto acknowledge that each has read and understands the effect of the above and foregoing instrument and executes the same of its own free will and accord for the purposes and consideration set forth. Neither of the parties nor anyone on their behalf have made any representation of fact, opinion or promise to induce the other to enter into this Agreement.

     Confidentiality. The terms of this Agreement shall remain confidential and neither Rubicon or ADI shall permit to be disclosed or disclose the terms of this Agreement.

     Entire Agreement. There are no oral understandings, statements, promises or inducements contrary to or inconsistent with the terms of this Agreement. This Agreement may be modified, amended, waived or supplemented only by means of a writing signed by all of the parties. This Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties on all subjects in any way related to the transactions or occurrences described in or related to this Agreement. The Parties hereto specifically acknowledge and agree that neither shall have any further obligations to each other under the Asset Purchase Agreement, as amended, the Note or the Employment Agreement.

     Signatures:  This Agreement may be signed in counterparts.

Accurate Designs, Inc.                        Rubicon Medical, Inc.


By /s/ Harold Pearsall                        By /s/ David B. Berger
   -------------------                           -------------------
   Its President                                Its Vice President


  /s/ Harold Pearsall
  -------------------
  Harold Pearsall